Exhibit 99.1

July 18, 2023

Liberty Media Corporation Completes Split-Off of
Atlanta Braves Holdings, Inc.

ENGLEWOOD, Colo.—(BUSINESS WIRE)—Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK) announced that it completed the split-off (the “Split-Off”) of Atlanta Braves Holdings, Inc. (“Atlanta Braves Holdings”) (Nasdaq: BATRA, BATRK) at 5:00 p.m., New York City time, today. As a result, Liberty Media and Atlanta Braves Holdings are now separate publicly traded companies. Atlanta Braves Holdings Series A common stock and Series C common stock will begin trading on Wednesday, July 19, 2023 on the Nasdaq Stock Market, under the symbols “BATRA” and “BATRK”, respectively. Atlanta Braves Holdings Series B common stock will be quoted on the OTC Markets under the symbol “BATRB.”

Liberty Media’s Liberty SiriusXM common stock and Liberty Formula One common stock will continue trading following the Split-Off until the completion of its previously announced reclassification of its existing common stock and the creation of the new Liberty Live common stock on August 3, 2023 after market close (the “Reclassification”). For additional details regarding the Reclassification, please see the press release issued by Liberty Media earlier today, July 18, 2023.

Forward-Looking Statements

This communication includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain statements relating to the completion of the proposed Reclassification. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of all other conditions to the proposed Reclassification. These forward-looking statements speak only as of the date of this communication, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including its Registration Statement on Form S-4 (File No. 333-268921), as amended, and its most recent Forms 10-K and 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports Liberty Media subsequently files with the SEC, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this communication.

Additional Information

Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of common stock of Liberty Media or Atlanta Braves Holdings. The proposed offer and issuance of shares of common stock of Liberty Media or Atlanta Braves Holdings, as applicable, in the distribution of Atlanta Braves Holdings Series C common stock to holders of Liberty Formula One common stock as of the previously disclosed record date (the “Formula One Distribution”) and the Reclassification will be made only pursuant to each company’s respective effective registration statement. Liberty Media stockholders and other investors are urged to read the registration statements, including the joint proxy statement/prospectus forming a part thereof regarding Reclassification and Formula One Distribution, and any other relevant documents filed as exhibits therewith, as well as any amendments or supplements to those documents, because they will contain important information about the Reclassification and the Formula One Distribution. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (877) 772-1518.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Liberty SiriusXM Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation’s interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation’s businesses and assets other than those attributed to the Liberty SiriusXM Group, including its subsidiary Formula 1 and other minority investments.

Liberty Media Corporation

Shane Kleinstein, 720-875-5432

Source: Liberty Media Corporation